Exhibit 99.1

Part I – FINANCIAL INFORMATION

Item 1. Financial Statements

GenCorp Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended May 31,		Six months ended May 31,
	2013	2012	2013	2012
	(In millions, except per share amounts)
Net Sales	$286.6	$249.9	$530.3	$451.8
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	254.4	220.3	471.9	394.2
Selling, general and administrative	13.5	11.2	25.8	21.5
Depreciation and amortization	5.3	5.5	11.4	10.8
Other expense, net	10.5	2.6	16.4	4.5

Total operating costs and expenses	283.7	239.6	525.5	431.0
Operating income	2.9	10.3	4.8	20.8
Non-operating (income) expense:
Interest income	(0.1)	(0.1)	(0.2)	(0.3)
Interest expense	12.6	5.8	23.8	11.8

Total non-operating expense, net	12.5	5.7	23.6	11.5
(Loss) income from continuing operations before income taxes	(9.6)	4.6	(18.8)	9.3
Income tax provision	2.1	3.3	7.0	5.6

(Loss) income from continuing operations	(11.7)	1.3	(25.8)	3.7
(Loss) income from discontinued operations, net of income taxes	(0.1)	0.4	—	0.4

Net (loss) income	$(11.8)	$1.7	$(25.8)	$4.1

(Loss) Income Per Share of Common Stock
Basic and Diluted
(Loss) income per share from continuing operations	$(0.20)	$0.02	$(0.43)	$0.06
Income per share from discontinued operations, net of income taxes	—	0.01	—	0.01

Net (loss) income per share	$(0.20)	$0.03	$(0.43)	$0.07

Weighted average shares of common stock outstanding, basic and diluted	59.5	59.0	59.4	58.9

See Notes to Unaudited Condensed Consolidated Financial Statements.

GenCorp Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

	Three months ended May 31,		Six months ended May 31,
	2013	2012	2013	2012
	(In millions, except per share amounts)
Net (loss) income	$(11.8)	$1.7	$(25.8)	$4.1
Other comprehensive income:
Amortization of actuarial losses, net	22.9	14.8	45.8	29.5

Comprehensive income	$11.1	$16.5	$20.0	$33.6

See Notes to Unaudited Condensed Consolidated Financial Statements.

GenCorp Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	May 31, 2013	November 30, 2012
	(In millions, except per share and share amounts)
ASSETS
Current Assets
Cash and cash equivalents	$134.6	$162.1
Restricted cash	10.0	—
Accounts receivable	142.0	111.5
Inventories	59.2	46.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	22.3	22.3
Receivable from Northrop Grumman Corporation (“Northrop”)	6.0	6.0
Other receivables, prepaid expenses and other	9.2	16.8
Income taxes	2.4	2.5

Total Current Assets	385.7	368.1
Noncurrent Assets
Restricted cash	460.0	—
Property, plant and equipment, net	155.9	143.9
Real estate held for entitlement and leasing	71.8	70.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	97.7	107.9
Receivable from Northrop	69.5	69.3
Goodwill	94.9	94.9
Intangible assets	13.1	13.9
Other noncurrent assets, net	62.5	51.1

Total Noncurrent Assets	1,025.4	551.2

Total Assets	$1,411.1	$919.3

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$2.8	$2.7
Accounts payable	73.4	56.1
Reserves for environmental remediation costs	41.6	39.5
Postretirement medical and life benefits	7.5	7.5
Advance payments on contracts	95.4	100.1
Income taxes	0.3	—
Deferred income taxes	10.5	9.4
Other current liabilities	126.3	103.3

Total Current Liabilities	357.8	318.6
Noncurrent Liabilities
Senior debt	43.8	45.0
Second-priority senior notes	460.0	—
Convertible subordinated notes	200.2	200.2
Other debt	0.6	0.8
Deferred income taxes	2.5	2.2
Reserves for environmental remediation costs	139.9	150.0
Pension benefits	439.1	454.5
Postretirement medical and life benefits	66.7	68.3
Other noncurrent liabilities	67.4	68.5

Total Noncurrent Liabilities	1,420.2	989.5

Total Liabilities	1,778.0	1,308.1
Commitments and contingencies (Note 7)
Redeemable common stock, par value of $0.10; 0.2 million shares issued and outstanding as of May 31, 2013; 0.4 million shares issued and outstanding as of November 30, 2012	2.7	3.9
Shareholders’ Deficit
Preference stock, par value of $1.00; 15.0 million shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.10; 150.0 million shares authorized; 59.3 million shares issued and outstanding as of May 31, 2013; 58.9 million shares issued and outstanding as of November 30, 2012	5.9	5.9
Other capital	272.7	269.6
Accumulated deficit	(207.7)	(181.9)
Accumulated other comprehensive loss, net of income taxes	(440.5)	(486.3)

Total Shareholders’ Deficit	(369.6)	(392.7)

Total Liabilities, Redeemable Common Stock and Shareholders’ Deficit	$1,411.1	$919.3

See Notes to Unaudited Condensed Consolidated Financial Statements.

GenCorp Inc.

Condensed Consolidated Statement of Shareholders’ Deficit and Comprehensive Income

(Unaudited)

	Common Stock		Other	Accumulated	Accumulated Other Comprehensive	Total Shareholders’ Deficit
	Shares	Amount	Capital	Deficit	Loss
	(In millions)
November 30, 2012	58.9	$5.9	$269.6	$(181.9)	$(486.3)	$(392.7)
Net loss	—	—	—	(25.8)	—	(25.8)
Amortization of actuarial losses, net	—	—	—	—	45.8	45.8
Reclassification from redeemable common stock	0.2	—	1.2	—	—	1.2
Tax benefit on stock-based awards	—	—	0.1	—	—	0.1
Stock-based compensation and other, net	0.2	—	1.8	—	—	1.8

May 31, 2013	59.3	$5.9	$272.7	$(207.7)	$(440.5)	$(369.6)

See Notes to Unaudited Condensed Consolidated Financial Statements.

GenCorp Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended
	May 31, 2013	May 31, 2012
	(In millions)
Operating Activities
Net (loss) income	$(25.8)	$4.1
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Income from discontinued operations, net of income taxes	—	(0.4)
Depreciation and amortization	11.4	10.8
Amortization of debt discount and financing costs	2.7	1.2
Stock-based compensation	6.3	2.2
Retirement benefit expense	32.0	20.5
Loss on debt redeemed	—	0.4
Tax benefit on stock-based awards	(0.1)	(0.7)
Changes in assets and liabilities:
Accounts receivable	(30.5)	(0.8)
Inventories	(12.3)	12.1
Other receivables, prepaid expenses and other	6.5	3.0
Income tax receivable	(0.3)	2.8
Real estate held for entitlement and leasing	(1.8)	(1.2)
Receivable from Northrop	(0.2)	(0.5)
Recoverable from the U.S. government and other third parties for environmental remediation costs	10.2	5.5
Other noncurrent assets	2.1	4.4
Accounts payable	17.3	5.8
Postretirement medical and life benefits	(2.8)	(2.7)
Advance payments on contracts	(4.7)	(7.1)
Income taxes payable	0.3	—
Other current liabilities	17.5	(3.6)
Deferred income taxes	1.4	1.5
Reserves for environmental remediation costs	(8.0)	(5.7)
Other noncurrent liabilities	(2.2)	(4.2)

Net cash provided by continuing operations	19.0	47.4
Net cash used in discontinued operations	(0.1)	(0.1)

Net Cash Provided by Operating Activities	18.9	47.3
Investing Activities
Purchases of restricted cash investments	(470.0)	—
Purchases of investments	(0.5)	—
Proceeds from sale of property	—	0.6
Capital expenditures	(21.7)	(9.3)

Net Cash Used in Investing Activities	(492.2)	(8.7)
Financing Activities
Proceeds from issuance of debt	460.0	—
Debt issuance costs	(13.1)	(0.3)
Debt repayments	(1.3)	(76.4)
Proceeds from shares issued under equity plans	0.1	—
Tax benefit on stock-based awards	0.1	0.7
Vendor financing repayments	—	(0.4)

Net Cash Provided by (Used in) Financing Activities	445.8	(76.4)

Net Decrease in Cash and Cash Equivalents	(27.5)	(37.8)
Cash and Cash Equivalents at Beginning of Period	162.1	188.0

Cash and Cash Equivalents at End of Period	$134.6	$150.2

Supplemental disclosures of cash flow information
Cash paid for interest	$10.7	$12.1
Cash refunds for federal income taxes	—	6.0
Cash paid for federal income taxes	4.3	3.4
Cash paid for state income taxes	0.6	3.1

See Notes to Unaudited Condensed Consolidated Financial Statements.

GenCorp Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Basis of Presentation and Nature of Operations

GenCorp Inc. (“GenCorp” or the “Company”) has prepared the accompanying Unaudited Condensed Consolidated Financial Statements, including its accounts and the accounts of its wholly owned and majority-owned subsidiaries, in accordance with the instructions to Form 10-Q. The year-end condensed consolidated balance sheet was derived from audited financial statements but does not include all of the disclosures required by accounting principles generally accepted in the United States of America (“GAAP”). These interim financial statements should be read in conjunction with the financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012, as filed with the Securities and Exchange Commission (“SEC”). Certain reclassifications have been made to financial information for the prior year to conform to the current year’s presentation.

The Company believes the accompanying Unaudited Condensed Consolidated Financial Statements reflect all adjustments, including normal recurring accruals, necessary for a fair statement of its financial position, results of operations, and cash flows for the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. In addition, the operating results for interim periods may not be indicative of the results of operations for a full year.

The Company is a manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the re-zoning, entitlement, sale, and leasing of the Company’s excess real estate assets. The Company’s continuing operations are organized into two segments:

Aerospace and Defense — includes the operations of Aerojet-General Corporation (“Aerojet”) which develops and manufactures propulsion systems for defense and space applications, and armaments for precision tactical and long range weapon systems applications. In connection with the consummation of the Acquisition (as defined below), the name of Aerojet-General Corporation was changed to Aerojet Rocketdyne, Inc. Primary customers served include major prime contractors to the United States (“U.S.”) government, the Department of Defense (“DoD”), and the National Aeronautics and Space Administration (“NASA”).

Real Estate — includes the activities of the Company’s wholly-owned subsidiary Easton Development Company, LLC (“Easton”) related to the re-zoning, entitlement, sale, and leasing of the Company’s excess real estate assets. The Company owns approximately 11,900 acres of land adjacent to U.S. Highway 50 between Rancho Cordova and Folsom, California east of Sacramento (“Sacramento Land”). The Company is currently in the process of seeking zoning changes and other governmental approvals on a portion of the Sacramento Land to optimize its value.

The Company’s fiscal year ends on November 30 of each year. The fiscal year of the Company’s subsidiary, Aerojet, ends on the last Saturday of November. As a result of the 2013 calendar, Aerojet had 14 weeks of operations in the first quarter of fiscal 2013 compared to 13 weeks of operations in the first quarter of fiscal 2012. The additional week of operations in the first quarter of fiscal 2013 accounted for $27.8 million in additional net sales.

In July 2012, the Company signed a stock and asset purchase agreement (the “Original Purchase Agreement”) with United Technologies Corporation (“UTC”) to acquire the Pratt & Whitney Rocketdyne division (the “Rocketdyne Business”) from UTC for $550 million (the “Acquisition”). The Rocketdyne Business is the largest liquid rocket propulsion designer, developer, and manufacturer in the U.S. On June 10, 2013, the Federal Trade Commission (“FTC”) announced that it closed its investigation into the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On June 12, 2013, the Company and UTC entered into an amended and restated stock and asset purchase agreement, (the “Amended and Restated Purchase Agreement”), which amended and restated the Original Purchase Agreement, as amended. On June 14, 2013, the Company completed the acquisition of substantially all of the Rocketdyne Business pursuant to the Amended and Restated Purchase Agreement. The aggregate consideration to UTC was $411 million, paid in cash, which represents the initial purchase price of $550 million reduced by $55 million relating to the expected future acquisition of UTC’s 50% ownership interest of RD Amross, LLC (a joint venture with NPO Energomash of Khimki, Russia which sells RD-180 engines to RD Amross) and the portion of the UTC business that markets and supports the sale of RD-180 engines. The acquisition of UTC’s 50% ownership interest of RD Amross and UTC’s related business is expected to close following receipt of the Russian governmental regulatory approvals, if at all. The purchase price was further adjusted for changes in customer advances, capital expenditures and other net assets, and is subject further to post-closing adjustments.

Due to the proximity of the closing of the Acquisition to the end of the Company’s reporting period, the initial accounting for the Acquisition has not been completed at this time.

The Company incurred substantial expenses in connection with the Acquisition. A summary of the expenses related to the Acquisition recorded in fiscal 2012 ($11.6 million) and through the first half of fiscal 2013 ($11.8 million), a portion of which may be recoverable in the future through the Company’s U.S. government contracts, is as follows (in millions):

Legal expenses	$10.3
Professional fees and consulting	7.5
Internal labor	3.0
Costs related to the previously planned divestiture of the Liquid Divert and Attitude Control Systems (the “LDACS”) business, including $0.3 million of internal labor	1.5
Other	1.1

$23.4

As of November 30, 2012, the Company classified its LDACS program as assets held for sale because the Company expected that it would be required to divest the LDACS product line in order to consummate the Acquisition. However, as of May 31, 2013, the Company believed that it would not be required to divest the LDACS product line in order to consummate the Acquisition based on conversations with the FTC. On June 10, 2013, the FTC announced that it closed its investigation into the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Company was not required to divest its LDACS business (see Note 14).

On August 31, 2004, the Company completed the sale of its GDX Automotive (“GDX”) business. On November 30, 2005, the Company completed the sale of the Fine Chemicals business. The remaining subsidiaries after the sale of GDX Automotive, including Snappon SA, and the Fine Chemicals business are classified as discontinued operations in the Unaudited Condensed Consolidated Financial Statements (see Note 11).

A detailed description of the Company’s significant accounting policies can be found in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended November 30, 2012.

Recently Adopted Accounting Pronouncement

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued amended guidance on the presentation of comprehensive income. The amended guidance eliminates one of the presentation options provided by current GAAP, that is to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, it gives an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance was effective for the Company beginning in the first quarter of fiscal 2013, and was applied retrospectively. As the accounting standard only impacted disclosures, the new standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

In February 2013, the FASB issued guidance on reporting of amounts reclassified out of accumulated other comprehensive income (“AOCI”). The guidance requires an entity to provide information about the amounts reclassified out of AOCI by component. In addition, entities are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income. The Company adopted this guidance beginning in the second quarter of fiscal 2013. As the accounting standard only impacted disclosures, the new standard did not have an impact on the Company’s financial position, results of operations, or cash flows.

Note 2. (Loss) Income Per Share of Common Stock

A reconciliation of the numerator and denominator used to calculate basic and diluted (loss) income per share of common stock (“EPS”) is presented in the following table:

	Three months ended May 31,		Six months ended May 31,
	2013	2012(1)	2013	2012(1)
	(In millions, except per share amounts; shares in thousands)
Numerator:
(Loss) income from continuing operations	$(11.7)	$1.3	$(25.8)	$3.7
(Loss) income from discontinued operations, net of income taxes	(0.1)	0.4	—	0.4

Net (loss) income for basic and diluted earnings per share	$(11.8)	$1.7	$(25.8)	$4.1

Denominator:
Basic weighted average shares	59,465	58,969	59,384	58,896
Effect of:
Employee stock options	—	33	—	27

Diluted weighted average shares	59,465	59,002	59,384	58,923

Basic and Diluted EPS:
(Loss) income per share from continuing operations	$(0.20)	$0.02	$(0.43)	$0.06
Income per share from discontinued operations, net of income taxes	—	0.01	—	0.01

Net (loss) income per share	$(0.20)	$0.03	$(0.43)	$0.07

(1)	The undistributed income allocated to participating securities was less than $0.1 million. The Company’s outstanding unvested restricted shares contain non-forfeitable rights to dividends. Accordingly, the weighted average share balances treat the unvested restricted shares as participating securities and they are included in the computation of EPS pursuant to the two-class method. Application of the two-class method had no impact on EPS for all periods presented.

The following table sets forth the potentially dilutive securities excluded from the computation because their effect would have been anti-dilutive:

	Three months ended May 31,		Six months ended May 31,
	2013	2012	2013	2012
	(In thousands)
4.0625% Convertible Subordinated Debentures (“4 1/16% Debentures”)	22,219	22,219	22,219	22,219
Employee stock options	703	956	703	956
Unvested restricted shares	1,095	1,081	1,163	998

Total potentially dilutive securities	24,017	24,256	24,085	24,173

Note 3. Stock-Based Compensation

Total stock-based compensation expense by type of award for the second quarter and first half of fiscal 2013 and 2012 was as follows:

	Three months ended May 31,		Six months ended May 31,
	2013	2012	2013	2012
	(In millions)
Stock appreciation rights	$2.2	$0.1	$4.7	$0.4
Stock options	—	0.3	—	0.4
Restricted stock, service based	0.7	0.7	1.2	1.1
Restricted stock, performance based	0.2	0.2	0.4	0.3

Total stock-based compensation expense	$3.1	$1.3	$6.3	$2.2

Note 4. Income Taxes

The income tax provision for the first half of fiscal 2013 and 2012 was as follows:

	Six months ended May 31,
	2013	2012
	(In millions)
Federal current expense	$5.7	$2.4
State current expense	1.7	1.1
Net deferred expense	1.6	2.1
Benefit of research credits	(2.0)	—

Total income tax provision	$7.0	$5.6

A valuation allowance has been recorded to offset a substantial portion of the Company’s net deferred tax assets at May 31, 2013 and November 30, 2012 to reflect the uncertainty of realization (see discussion below). As of November 30, 2012, the valuation allowance was $288.1 million. Deferred tax assets and liabilities arise due to temporary differences in the basis of assets and liabilities between financial statement accounting and income tax based accounting. Changes in these temporary differences cause an increase or decrease to income taxes payable; however, net deferred tax balances do not change in direct proportion to the changes in the income tax payable due to the valuation allowance. This causes income tax expense to be higher than the expected federal statutory rate of 35%.

A valuation allowance is required when it is more likely than not that all or a portion of deferred tax assets may not be realized. Establishment and removal of a valuation allowance requires management to consider all positive and negative evidence and make a judgmental decision regarding the amount of valuation allowance required as of a reporting date. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.

The Rocketdyne Business acquisition could not be considered in the evaluation of the deferred tax asset valuation allowance prior to June 14, 2013 (closing date of the Acquisition). In the evaluation as of May 31, 2013, management has considered all available evidence, both positive and negative, including the following:

•	The Company’s recent history of generating taxable income which has allowed for the utilization of net operating loss credits and tax credit carryfowards;

•	The existence of a three-year cumulative comprehensive loss related to the Company’s defined benefit pension plan in the current and recent prior periods;

•

Projections of the Company’s future results which reflect uncertainty over its ability to generate taxable income principally due to: (i) increased periodic pension expense in fiscal 2013 due to a decline in the discount rate utilized to value the pension obligation associated with the Company’s defined benefit pension plan and (ii) the lack of objective, verifiable evidence to predict future aerospace and defense spending associated with the Budget Control Act of 2011, including which governmental spending accounts may be subject to sequestration, the percentage reduction with respect thereto, and the latitude agencies will have in selecting specific expenditures to cut.

As of May 31, 2013, the weight of the negative evidence, principally associated with the above uncertainties, outweighed the recent historical positive evidence regarding the likelihood that a substantial portion of the net deferred tax assets was realizable. Depending on the Company’s ability to continue to generate taxable income, and the resolution of the above uncertainties favorably, it is likely that the valuation allowance could be released during fiscal 2013, which would materially and favorably affect the Company’s results of operations in the period of the reversal. Management will continue to evaluate the ability to realize the Company’s net deferred tax assets and the related valuation allowance, including the impact of the Company’s recent acquisition of the Rocketdyne Business, on a quarterly basis.

Note 5. Balance Sheet Accounts

a. Fair Value of Financial Instruments

The accounting standards use a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The following are measured at fair value:

	Total	Fair value measurement at May 31, 2013
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Money market funds	$612.2	$612.2	$—	$—

	Total	Fair value measurement at November 30, 2012
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Money market funds	$166.0	$166.0	$—	$—

As of May 31, 2013, a summary of cash and cash equivalents and the grantor trust by investment type is as follows:

	Total	Cash and Cash Equivalents	Money Market Funds
	(In millions)
Cash and cash equivalents	$134.6	$5.4	$129.2
Restricted cash(1)	470.0	—	470.0
Grantor trust (included as a component of other current and noncurrent assets)	13.0	—	13.0

	$617.6	$5.4	$612.2

(1)

As of May 31, 2013, the Company designated $470.0 million as restricted cash related to the cash collateralization of the 7.125% Second-Priority Senior Secured Notes due 2021 (the “7 1/8% Notes”) issued in January 2013 and related interest costs. See Note 6 for additional information.

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation, and other accrued liabilities, approximate fair value because of their short maturities.

The estimated fair value and principal amount for the Company’s outstanding debt is presented below:

	Fair Value		Principal Amount
	May 31, 2013	November 30, 2012	May 31, 2013	November 30, 2012
	(In millions)
Term loan	$46.3	$47.5	$46.3	$47.5
7 1/8% Notes	489.9	—	460.0	—
4 1/16% Debentures	318.5	246.0	200.0	200.0
Other debt	1.1	1.2	1.1	1.2

	$855.8	$294.7	$707.4	$248.7

The fair values of the 7 1/8% Notes and 4 1/16% Debentures were determined using broker quotes that are based on open markets of the Company’s debt securities as of May 31, 2013 and November 30, 2012 (both Level 2 securities). The fair value of the term loan and other debt was determined to approximate carrying value.

b. Accounts Receivable

	May 31, 2013	November 30, 2012
	(In millions)
Billed	$74.1	$49.4
Unbilled	67.2	62.0

Total receivables under long-term contracts	141.3	111.4
Other receivables	0.7	0.1

Accounts receivable	$142.0	$111.5

c. Inventories

	May 31, 2013	November 30, 2012
	(In millions)
Long-term contracts at average cost	$267.4	$256.4
Progress payments	(208.5)	(209.9)

Total long-term contract inventories	58.9	46.5
Work in progress	0.3	0.4

Total other inventories	0.3	0.4

Inventories	$59.2	$46.9

d. Property, Plant and Equipment, net

	May 31, 2013	November 30, 2012
	(In millions)
Land	$29.6	$29.6
Buildings and improvements	159.8	158.5
Machinery and equipment	348.0	343.5
Construction-in-progress including capitalized enterprise resource planning expenditures of $40.4 million and $23.4 million as of May 31, 2013 and November 30, 2012, respectively	52.2	36.9

	589.6	568.5
Less: accumulated depreciation	(433.7)	(424.6)

Property, plant and equipment, net	$155.9	$143.9

e. Other Noncurrent Assets, net

	May 31, 2013	November 30, 2012
	(In millions)
Deferred financing costs	$19.8	$7.0
Recoverable from the U.S. government for conditional asset retirement obligations	14.6	13.8
Grantor trust	11.8	12.1
Other	16.3	18.2

Other noncurrent assets, net	$62.5	$51.1

f. Other Current Liabilities

	May 31, 2013	November 30, 2012
	(In millions)
Accrued compensation and employee benefits	$57.9	$49.6
Interest payable	13.0	6.3
Contract loss provisions	5.0	5.7
Legal settlements	2.6	7.0
Other	47.8	34.7

Other current liabilities	$126.3	$103.3

g. Other Noncurrent Liabilities

	May 31, 2013	November 30, 2012
	(In millions)
Conditional asset retirement obligations	$21.4	$20.8
Pension benefits, non-qualified	18.7	18.9
Deferred compensation	9.1	8.4
Deferred revenue	8.3	8.6
Legal settlements	0.3	2.3
Other	9.6	9.5

Other noncurrent liabilities	$67.4	$68.5

h. Accumulated Other Comprehensive Loss, Net of Income Taxes

	May 31, 2013	November 30, 2012
	(In millions)
Actuarial losses, net	$(444.8)	$(491.0)
Prior service credits	4.3	4.7

Accumulated other comprehensive loss, net of income taxes	$(440.5)	$(486.3)

Note 6. Long-term Debt

	May 31, 2013	November 30, 2012
	(In millions)
Term loan, bearing interest at variable rates (rate of 3.70% as of May 31, 2013), payable in quarterly installments of $0.6 million plus interest, maturing in November 2016	$46.3	$47.5

Total senior debt	46.3	47.5

Senior secured notes, bearing interest at 7.125% per annum, interest payments due in March and September, maturing in March 2021	460.0	—

Total senior secured notes	460.0	—

Convertible subordinated debentures, bearing interest at 2.25% per annum, interest payments due in May and November, maturing in November 2024	0.2	0.2
Convertible subordinated debentures, bearing interest at 4.0625% per annum, interest payments due in June and December, maturing in December 2034	200.0	200.0

Total convertible subordinated notes	200.2	200.2

Capital lease, payable in monthly installments, maturing in March 2017	0.9	1.0

Total other debt	0.9	1.0

Total debt	707.4	248.7
Less: Amounts due within one year	(2.8)	(2.7)

Total long-term debt	$704.6	$246.0

Senior Credit Facility

On November 18, 2011, the Company entered into the senior credit facility (the “Senior Credit Facility”) with the lenders identified therein and Wells Fargo Bank, National Association, as administrative agent, which replaced the Company’s prior credit facility.

On May 30, 2012, the Company, along with Aerojet as guarantor, executed an amendment (the “First Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The First Amendment, among other things, (1) provided for an incremental facility of up to $50.0 million through additional borrowings under the term loan facility and/or increases under the revolving credit facility (2) provided greater flexibility with respect to the Company’s ability to incur indebtedness to support permitted acquisitions, and (3) increased the aggregate limitation on sale leasebacks from $20.0 million to $30.0 million during the term of the Senior Credit Facility.

On August 16, 2012, the Company, along with Aerojet as guarantor, executed an amendment (the “Second Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The Second Amendment, among other things, (1) allowed for the incurrence of up to $510 million of second lien indebtedness in connection with the Acquisition, and (2) provided for a new delayed draw term loan in an amount of up to $50 million in connection with the Acquisition or, in certain circumstances, for general corporate purposes.

On January 14, 2013, the Company, along with Aerojet as guarantor, executed an amendment (the “Third Amendment”) to the Senior Credit Facility with the lenders identified therein, and Wells Fargo Bank, National Association, as administrative agent. The Third Amendment, among other things, allowed for the 7 1/8% Notes to be secured by a first priority security interest in the escrow account into which the proceeds of the 7 1/8% Notes offering were deposited pending the consummation of the Acquisition.

In connection with the consummation of the Acquisition, GenCorp added Pratt & Whitney Rocketdyne, Inc. (“PWR”), Arde, Inc. (“Arde”) and Arde-Barinco, Inc. (“Arde-Barinco”) as subsidiary guarantors under its senior credit facility pursuant to that certain Joinder Agreement, dated as of June 14, 2013, by and among PWR, Arde, Arde-Barinco, GenCorp and Wells Fargo Bank, National Association, as administrative agent. In connection with the consummation of the Acquisition, the name of Aerojet-General Corporation was changed to Aerojet Rocketdyne, Inc.

The Senior Credit Facility, as amended, provides for credit of up to $300.0 million in aggregate principal amount of senior secured financing, consisting of:

•	a 5-year $50.0 million term loan facility;

•	a 5-year $150.0 million revolving credit facility;

•	a committed delayed draw term loan facility of $50.0 million under which the Company is entitled to draw, subject to certain conditions, up through August 9, 2013; and

•

an incremental uncommitted facility under which the Company is entitled to incur, subject to certain conditions, up to $50.0 million of additional borrowings under the term loan facility and/or increases under the revolving credit facility.

The revolving credit facility includes a $100.0 million sublimit for the issuance of letters of credit and a $5.0 million sublimit for swingline loans. The term loan facility amortizes in quarterly installments at a rate of 5.0% of the original principal amount per annum, with the balance due on the maturity date. Outstanding indebtedness under the Senior Credit Facility may be voluntarily prepaid at any time, in whole or in part, in general without premium or penalty (subject to customary breakage costs).

As of May 31, 2013, the Company had $44.8 million outstanding letters of credit under the $100.0 million subfacility for standby letters of credit and had $46.3 million outstanding under the term loan facility.

In general, borrowings under the Senior Credit Facility bear interest at a rate equal to the LIBOR plus 350 basis points (subject to downward adjustment), or the base rate as it is defined in the credit agreement governing the Senior Credit Facility plus 250 basis points (subject to downward adjustment). In addition, the Company is charged a commitment fee of 50 basis points per annum on unused amounts of the revolving credit facility and 350 basis points per annum (subject to downward adjustment), along with a fronting fee of 25 basis points per annum, on the undrawn amount of all outstanding letters of credit.

Aerojet, PWR, Arde and Arde-Barinco guarantee the payment obligations under the Senior Credit Facility. All obligations under the Senior Credit Facility are further secured by (i) all equity interests owned or held by the loan parties, including interests in the Company’s Easton subsidiary and 66% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of the loan parties; (ii) substantially all of the tangible and intangible personal property and assets of the loan parties; and (iii) certain real property owned by the loan parties located in Orange, Virginia and Redmond, Washington. Except for certain real property located in Canoga Park, California acquired in connection with the consummation of the Acquisition, the Company’s real property located in California, including the real estate holdings of Easton, are excluded from collateralization under the Senior Credit Facility.

The Company is subject to certain limitations including the ability to incur additional debt, make certain investments and acquisitions, and make certain restricted payments, including stock repurchases and dividends. The Senior Credit Facility includes events of default usual and customary for facilities of this nature, the occurrence of which could lead to an acceleration of the Company’s obligations thereunder. Additionally, the Senior Credit Facility includes certain financial covenants, including that the Borrower maintain (i) a maximum total leverage ratio of 3.50 to 1.00 (subject to upward adjustment in certain cases), calculated net of cash up to a maximum of $100.0 million; and (ii) a minimum interest coverage ratio of 2.40 to 1.00.

Financial Covenant	Actual Ratios as of May 31, 2013	Required Ratios
Interest coverage ratio, as defined under the Senior Credit Facility	4.11 to 1.00	Not less than: 2.4 to 1.00
Leverage ratio, as defined under the Senior Credit Facility	1.21 to 1.00	Not greater than: 3.5 to 1.00

The Company was in compliance with its financial and non-financial covenants as of May 31, 2013.

7.125% Second-Priority Senior Secured Notes

On January 28, 2013, the Company issued $460.0 million in aggregate principal amount of its 7 1/8% Notes. The 7 1/8% Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the U.S. in accordance with Regulation S under the Securities Act. The 7 1/ 8% Notes mature on March 15, 2021, subject to early redemption described below. The 7 1/8% Notes pay interest semi-annually in cash in arrears on March 15, and September 15, of each year, beginning on March 15, 2013.

The gross proceeds from the sale of the 7 1/8% Notes (after deducting underwriting discounts), plus an amount sufficient to fund a Special Mandatory Redemption (as defined below), including accrued interest on the 7 1/ 8% Notes, were deposited into escrow pending the consummation of the acquisition of the Rocketdyne Business pursuant to an escrow agreement (the “Escrow Agreement”) by and among the Company and U.S. Bank National Association, as trustee for the 7 1/8% Notes, as escrow agent and as bank and securities intermediary. Pursuant to the Escrow Agreement, the Company continued to deposit accrued interest on the 7 1/8% Notes on a monthly basis until the satisfaction of the conditions to release the proceeds from escrow. On June 14, 2013, the conditions to release the proceeds from escrow were satisfied and escrow funds were released in connection with the consummation of the Acquisition.

The 7 1/8% Notes are redeemable at the Company’s option, in whole or in part, at any time prior to March 15, 2016 at a price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption, plus an applicable premium (as defined in the 7 1/8% Notes indenture). Thereafter, the Company may redeem the 7 1/8% Notes, at any time on or after March 15, 2016, at redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning March 15 of the years indicated below:

Year	Redemption Price
2016	105.344%
2017	103.563%
2018	101.781%
2019 and thereafter	100.000%

In addition, before March 15, 2016, the Company may redeem up to 35% of the original aggregate principal amount of the 7 1/8% Notes at a redemption price equal to 107.125% of the aggregate principal amount of the 7 1/8% Notes, plus accrued interest, with the proceeds from certain types of public equity offerings.

The 7 1/8% Notes are guaranteed by Aerojet, PWR, Arde, and Arde-Barinco. As of June 14, 2013, the 7 1/8% Notes are fully and unconditionally guaranteed on a second-priority senior secured basis by each of the Company’s existing and future subsidiaries that guarantee its obligations under the Company’s existing Senior Credit Facility. As of June 14, 2013, the 7 1/8% Notes are secured on a second-priority basis by the assets (other than real property) that secure the Company’s and its guarantors’ obligations under the Senior Credit Facility, subject to certain exceptions and permitted liens.

Upon the occurrence of a change of control (as defined in the 7 1/8% Notes indenture), if the Company has not previously exercised its right to redeem all of the outstanding 7 1/8% Notes pursuant to the Special Mandatory Redemption or an optional redemption as described in the indenture, the Company must offer to repurchase the 7 1/8% Notes at 101% of the principal amount of the 7 1/8% Notes, plus accrued and unpaid interest to the date of repurchase.

The 7 1/8% Notes indenture contains certain covenants limiting the Company’s ability and the ability of its restricted subsidiaries (as defined in the 7 1/8% Notes indenture) to, subject to certain exceptions and qualifications: (i) incur additional indebtedness; (ii) pay dividends or make other distributions on, redeem or repurchase, capital stock; (iii) make investments or other restricted payments; (iv) create or incur certain liens; (v) incur restrictions on the payment of dividends or other distributions from its restricted subsidiaries; (vi) enter into transactions with affiliates; (vii) sell assets; or (viii) effect a consolidation or merger.

The 7 1/8% Notes indenture also contains customary events of default, including, among other things, failure to pay interest, failure to comply with certain repurchase provisions, breach of certain covenants, failure to pay at maturity or acceleration of other indebtedness, failure to pay certain judgments, and certain events of insolvency or bankruptcy. Generally, if any event of default occurs, the 7 1/8% Notes trustee or the holders of at least 25% in principal amount of the 7 1/8% Notes may declare the 7 1/8% Notes due and payable by providing notice to the Company. In case of default arising from certain events of bankruptcy or insolvency, the 7 1/8% Notes will become immediately due and payable.

In connection with the issuance of the 7 1/8% Notes, the Company entered into a registration rights agreement dated as of January 28, 2013 (the “Registration Rights Agreement”), by and among the Company, Aerojet, as guarantor, and Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc., as initial purchasers of the 7 1/8% Notes. Pursuant to the Registration Rights Agreement, the Company has agreed to: (i) file a registration statement within 180 days after January 28, 2013, with respect to an offer to exchange the 7 1/8% Notes for freely tradable notes that have substantially identical terms as the 7 1/8% Notes and are registered under the Securities Act; (ii) use reasonable best efforts to cause such registration statement to become effective within 270 days after January 28, 2013; (iii) use reasonable best efforts to consummate the exchange offer within 300 days after January 28, 2013; and (iv) file a shelf registration statement for the resale of the 7 1/8% Notes if the Company cannot effect an exchange offer within the time periods listed above and in certain other circumstances. If the Company does not comply with its registration obligations under the Registration Rights Agreement (each, a “Registration Default”), the annual interest rate on the 7 1/ 8% Notes will increase by 0.25% per annum and thereafter by an additional 0.25% per annum for any subsequent 90-day period during which a Registration Default continues, up to a maximum additional interest rate of 1.0% per annum. If the Company corrects the Registration Default, the interest rate on the 7 1/8% Notes will revert immediately to the original rate. In connection with the consummation of the Acquisition, PWR, Arde, and Arde-Barinco became guarantors under the Registration Rights Agreement.

The Company used the net proceeds of the 7 1/8% Notes offering to acquire the Rocketdyne Business, and to pay related fees and expenses.

2 1/4% Convertible Subordinated Debentures

As of May 31, 2013, the Company had $0.2 million outstanding principal amount of its 2 1/4% Debentures.

4.0625% Convertible Subordinated Debentures

In December 2009, the Company issued $200.0 million in aggregate principal amount of 4 1/16% Debentures in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The 4 1/16% Debentures mature on December 31, 2039, subject to earlier redemption, repurchase, or conversion. Interest on the 4 1/16% Debentures accrues at 4.0625% per annum and is payable semiannually in arrears on June 30 and December 31 of each year, beginning June 30, 2010 (or if any such day is not a business day, payable on the following business day), and the Company may elect to pay interest in cash or, generally on any interest payment that is at least one year after the original issuance date of the 4 1/16% Debentures, in shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s option, subject to certain conditions.

The 4 1/16% Debentures are general unsecured obligations of the Company and rank equal in right of payment to all of the Company’s other existing and future unsecured subordinated indebtedness, including the 2 1/4% Debentures. The 4 1/16% Debentures rank junior in right of payment to all of the Company’s existing and future senior indebtedness, including all of its obligations under its Senior Credit Facility and all of its existing and future senior subordinated indebtedness. In addition, the 4 1/16% Debentures are effectively subordinated to any of the Company’s collateralized debt, to the extent of such collateral, and to any and all debt and liabilities including trade debt of its subsidiaries.

Each holder of the 4 1/16% Debentures may convert its 4 1/16% Debentures into shares of the Company’s common stock at a conversion rate of 111.0926 shares per $1,000 principal amount, representing a conversion price of approximately $9.00 per share, subject to adjustment. In addition, if the holders elect to convert their 4 1/16% Debentures in connection with the occurrence of certain fundamental changes to the Company as described in the indenture, the holders will be entitled to receive additional shares of common stock upon conversion in some circumstances. Upon any conversion of the 4 1/16% Debentures, subject to certain exceptions, the holders will not receive any cash payment representing accrued and unpaid interest.

The Company may at any time redeem any 4 1/16% Debentures for cash (except as described below with respect to any make-whole premium that may be payable) if the last reported sales price of the Company’s common stock has been at least 150% of the conversion price then in effect for at least twenty (20) trading days during any thirty (30) consecutive trading day period ending within five (5) trading days prior to the date on which the Company provides the notice of redemption.

The Company may redeem the 4 1/16% Debentures either in whole or in part at a redemption price equal to (i) 100% of the principal amount of the 4 1/16% Debentures to be redeemed, plus (ii) accrued and unpaid interest, if any, up to, but excluding, the redemption date, plus (iii) if the Company redeems the 4 1/16% Debentures prior to December 31, 2014, a “make-whole premium” equal to the present value of the remaining scheduled payments of interest that would have been made on the 4 1/16% Debentures to be redeemed had such 4 1/16% Debentures remained outstanding from the redemption date to December 31, 2014. Any make-whole premium is payable in cash, shares of the Company’s common stock or a combination of cash and shares, at the Company’s option, subject to certain conditions.

Each holder may require the Company to repurchase all or part of its 4 1/16% Debentures on December 31, 2014, 2019, 2024, 2029 and 2034 (each, an “optional repurchase date”) at an optional repurchase price equal to (1) 100% of their principal amount, plus (2) accrued and unpaid interest, if any, up to, but excluding, the date of repurchase. The Company may elect to pay the optional repurchase price in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s option, subject to certain conditions.

If a fundamental change to the Company, as described in the indenture governing the 4 1/16% Debentures, occurs prior to maturity, each holder will have the right to require the Company to purchase all or part of its 4 1/16% Debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date.

If the Company elects to deliver shares of its common stock as all or part of any interest payment, any make-whole premium or any optional repurchase price, such shares will be valued at the product of (x) the price per share of the Company’s common stock determined during: (i) in the case of any interest payment, the twenty (20) consecutive trading days ending on the second trading day immediately preceding the record date for such interest payment; (ii) in the case of any make-whole premium payable as part of the redemption price, the twenty (20) consecutive trading days ending on the second trading day immediately preceding the redemption date; and (iii) in the case of any optional repurchase price, the forty (40) consecutive trading days ending on the second trading day immediately preceding the optional repurchase date; (in each case, the “averaging period” with respect to such date) using the sum of the daily price fractions (where “daily price fraction” means, for each trading day during the relevant averaging period, 5% in the case of any interest payment or any make-whole premium or 2.5% in the case of any optional repurchase, multiplied by the daily volume weighted average price per share of the Company’s common stock for such day), multiplied by (y) 97.5%. The Company will notify holders at least five (5) business days prior to the start of the relevant averaging period of the extent to which the Company will pay any portion of the related payment using shares of common stock.

Effective December 21, 2010, in accordance with the terms of the indenture, the restrictive legend on the 4 1/16% Debentures was removed and the 4 1/16% Debentures are freely tradable pursuant to Rule 144 under the Securities Act of 1933 without volume restrictions by any holder that is not an affiliate of the Company at the time of sale and has not been an affiliate during the preceding three months.

Issuance of the 4 1/16% Debentures generated net proceeds of $194.1 million, which were used to repurchase long-term debt and other debt related costs.

Note 7. Commitments and Contingencies

a. Legal Matters

The Company and its subsidiaries are subject to legal proceedings, including litigation in U.S. federal and state courts, which arise out of, and are incidental to, the ordinary course of the Company’s on-going and historical businesses. The Company is also subject from time to time to governmental investigations by federal and state agencies. The Company cannot predict the outcome of such proceedings with any degree of certainty. Loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than when the ultimate loss is known, and are refined each quarterly reporting period as additional information becomes available. For legal settlements where there is no stated amount for interest, the Company will estimate an interest factor and discount the liability accordingly.

Groundwater Litigation

In December 2011, Aerojet received notice of a lawsuit, Sun Ridge LLC, et al. v. Aerojet-General Corporation, et al., Case No. 34-2011-00114675, filed in Sacramento County Superior Court. The complaint, which also names McDonnell Douglas Corporation (now Boeing Corporation), was filed by owners of properties adjacent to the Aerojet property in Rancho Cordova, California and alleges damages attributable to contamination of groundwater including diminution of property value and increased costs associated with ensuring water supplies in connection with real estate development. That matter was dismissed without prejudice and the parties entered into settlement discussions. The parties participated in mediation in February 2013 and negotiations are continuing. A further mediation is scheduled for early July 2013.

Asbestos Litigation

The Company has been, and continues to be, named as a defendant in lawsuits alleging personal injury or death due to exposure to asbestos in building materials, products, or in manufacturing operations. The majority of cases are pending in Texas and Pennsylvania. There were 135 asbestos cases pending as of May 31, 2013.

Given the lack of any significant consistency to claims (i.e., as to product, operational site, or other relevant assertions) filed against the Company, the Company is unable to make a reasonable estimate of the future costs of pending claims or unasserted claims. Accordingly, no estimate of future liability has been accrued.

In 2011, Aerojet received a letter demand from AMEC, plc, the successor entity to the 1981 purchaser of the business assets of Barnard & Burk, Inc., a former Aerojet subsidiary, for Aerojet to assume the defense of sixteen asbestos cases, involving 271 plaintiffs, pending in Louisiana, and reimbursement of over $1.7 million in past legal fees and expenses. AMEC is asserting that Aerojet retained those liabilities when it sold the Barnard & Burk assets and agreed to indemnify the purchaser therefor. Under the relevant purchase agreement, the purchaser assumed only certain, specified liabilities relating to the operation of Barnard & Burk before the sale, with Barnard & Burk retaining all unassumed pre-closing liabilities, and Aerojet agreed to indemnify the purchaser against unassumed liabilities that are asserted against it. Based on the information provided, Aerojet declined to accept the liability and requested additional information from AMEC pertaining to the basis of the demand. On April 3, 2013, AMEC filed a complaint for breach of contract against Aerojet in Sacramento County Superior Court, AMEC Construction Management, Inc. v. Aerojet-General Corporation, Case No. 342013001424718. Although AMEC served the complaint on Aerojet, Aerojet was granted an open extension of time in which to file a response in order to facilitate additional sharing of information and potential settlement negotiations. No estimate of liability has been accrued for this matter as of May 31, 2013.

b. Environmental Matters

The Company is involved in over forty environmental matters under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation Recovery Act (“RCRA”), and other federal, state, local, and foreign laws relating to soil and groundwater contamination, hazardous waste management activities, and other environmental matters at some of its current and former facilities. The Company is also involved in a number of remedial activities at third party sites, not owned by the Company, where it is designated a potentially responsible party (“PRP”) by either the U.S. Environmental

Protection Agency (“EPA”) and/or a state agency. In many of these matters, the Company is involved with other PRPs. In many instances, the Company’s liability and proportionate share of costs have not been determined largely due to uncertainties as to the nature and extent of site conditions and the Company’s involvement. While government agencies frequently claim PRPs are jointly and severally liable at such sites, in the Company’s experience, interim and final allocations of liability and costs are generally made based on relative contributions of waste or contamination. Anticipated costs associated with environmental remediation that are probable and estimable are accrued. In cases where a date to complete remedial activities at a particular site cannot be determined by reference to agreements or otherwise, the Company projects costs over an appropriate time period not exceeding fifteen years; in such cases, generally the Company does not have the ability to reasonably estimate environmental remediation costs that are beyond this period. Factors that could result in changes to the Company’s estimates include completion of current and future soil and groundwater investigations, new claims, future agency demands, discovery of more or less contamination than expected, discovery of new contaminants, modification of planned remedial actions, changes in estimated time required to remediate, new technologies, and changes in laws and regulations.

As of May 31, 2013, the aggregate range of these anticipated environmental costs was $181.5 million to $313.9 million and the accrued amount was $181.5 million. See Note 7(c) for a summary of the environmental reserve activity. Of these accrued liabilities, approximately 95% relates to the Company’s U.S. government contracting business and a portion of this liability is recoverable. The significant environmental sites are discussed below. The balance of the accrued liabilities relates to other sites for which the Company’s obligations are probable and estimable.

Sacramento, California Site

In 1989, a federal district court in California approved a Partial Consent Decree (“PCD”) requiring Aerojet, among other things, to conduct a Remedial Investigation and Feasibility Study (“RI/FS”) to determine the nature and extent of impacts due to the release of chemicals from the Sacramento, California site, monitor the American River and offsite public water supply wells, operate Groundwater Extraction and Treatment facilities (“GETs”) that collect groundwater at the site perimeter, and pay certain government oversight costs. The primary chemicals of concern for both on-site and off-site groundwater are trichloroethylene (“TCE”), perchlorate, and n-nitrosodimethylamine (“NDMA”). The PCD has been revised several times, most recently in 2002. The 2002 PCD revision (a) separated the Sacramento site into multiple operable units to allow quicker implementation of remedy for critical areas; (b) required the Company to guarantee up to $75 million (in addition to a prior $20 million guarantee) to assure that Aerojet’s Sacramento remediation activities are fully funded; and (c) removed approximately 2,600 acres of non-contaminated land from the EPA superfund designation.

Aerojet is involved in various stages of soil and groundwater investigation, remedy selection, design, and remedy construction associated with the operable units. In 2002, the EPA issued a Unilateral Administrative Order (“UAO”) requiring Aerojet to implement the EPA-approved remedial action in the Western Groundwater Operable Unit. An identical order was issued by the California Regional Water Quality Control Board, Central Valley (“Central Valley RWQCB”). On July 7, 2011, the EPA issued Aerojet its Approval of Remedial Action Construction Completion Report for Western Groundwater Operable Unit and its Determination of Remedy as Operational and Functional. On September 20, 2011, the EPA issued two UAOs to Aerojet to complete a remedial design and implement remedial action for the Perimeter Groundwater Operable Unit. One UAO addresses groundwater and the other addresses soils within the Perimeter Groundwater Operable Unit. Issuance of the UAOs is the next step in the superfund process for the Perimeter Groundwater Operable Unit. Aerojet submitted a final Remedial Investigation Report for the Boundary Operable Unit in 2010 and a revised Feasibility Study for the Boundary Operable Unit in 2012. A draft Remedial Investigation Report for the Island Operable Unit was submitted in January 2013. The remaining operable units are under various stages of investigation.

The entire southern portion of the site known as Rio Del Oro was under state orders issued in the 1990s from the Department of Toxic Substances Control (“DTSC”) to investigate and remediate environmental contamination in the soils and the Central Valley RWQCB to investigate and remediate groundwater environmental contamination. On March 14, 2008, the DTSC released all but approximately 400 acres of the Rio Del Oro property from DTSC’s environmental orders regarding soil contamination. Aerojet expects the approximately 400 acres of Rio Del Oro property that remain subject to the DTSC orders to be released once the soil remediation has been completed. The Rio Del Oro property remains subject to the Central Valley RWQCB’s orders to investigate and remediate groundwater environmental contamination emanating offsite from such property. Pursuant to a settlement agreement entered into in 2009, Aerojet and Boeing have defined responsibilities with respect to future costs and environmental projects relating to this property.

As of May 31, 2013, the estimated range of anticipated costs discussed above for the Sacramento, California site was $134.6 million to $216.1 million and the accrued amount was $134.6 million included as a component of the Company’s environmental reserves. Expenditures associated with this matter are partially recoverable. See Note 7(c) below for further discussion on recoverability.

Baldwin Park Operable Unit (“BPOU”)

As a result of its former Azusa, California operations, in 1994 Aerojet was named a PRP by the EPA in the area of the San Gabriel Valley Basin superfund site known as the BPOU. Between 1995 and 1997, the EPA issued Special Notice Letters to Aerojet and eighteen other companies requesting that they implement a groundwater remedy. On June 30, 2000, the EPA issued a UAO ordering the PRPs to implement a remedy consistent with the 1994 record of decision. Aerojet, along with seven other PRPs (“the Cooperating Respondents”) signed a Project Agreement in late March 2002 with the San Gabriel Basin Water Quality Authority, the Main San Gabriel Basin Watermaster, and five water companies. The Project Agreement, which has a term of fifteen years, became effective May 9, 2002 and will terminate in May 2017. It is uncertain as to what remedial actions will be required beyond 2017. However, the Project Agreement stipulates that the parties agree to negotiate in good faith in an effort to reach agreement as to the terms and conditions of an extension of the term in the event that a Final Record of Decision anticipates, or any of the parties desire, the continued operation of all or a substantial portion of the project facilities. Pursuant to the Project Agreement, the Cooperating Respondents fund through an escrow account the capital, operational, maintenance, and administrative costs of certain treatment and water distribution facilities to be owned and operated by the water companies. There are also provisions in the Project Agreement for maintaining financial assurance.

Aerojet and the other Cooperating Respondents entered into an interim allocation agreement that establishes the interim payment obligations of the Cooperating Respondents for the costs incurred pursuant to the Project Agreement. Under the interim allocation, Aerojet is responsible for approximately two-thirds of all project costs, including government oversight costs. All project costs are subject to reallocation among the Cooperating Respondents. Since entering into the Project Agreement, two of the cooperating respondents, Huffy Corporation (“Huffy”) and Fairchild Corporation (“Fairchild”), have filed for bankruptcy. Aerojet and the other cooperating respondents have assumed Fairchild’s financial obligations while only the non-Aerojet cooperating respondents have assumed Huffy’s obligations. Prior to filing for bankruptcy, Fairchild filed suit against the other Cooperating Respondents, but there has been little action in that litigation to date. The interim allocation agreement expired, but until recently all Cooperating Respondents were paying in accordance with their interim allocations.

On June 24, 2010, Aerojet filed a complaint against Chubb Custom Insurance Company in Los Angeles County Superior Court, Aerojet-General Corporation v. Chubb Custom Insurance Company Case No. BC440284, seeking declaratory relief and damages regarding Chubb’s failure to pay certain project modification costs and failure to issue an endorsement to add other water sources that may require treatment as required under insurance policies issued to Aerojet and the other Cooperating Respondents. Aerojet agreed to dismiss the case without prejudice and a settlement was reached. The Fairchild Bankruptcy Court must approve the settlement before it becomes effective. A hearing is likely to be scheduled for August or September 2013.

As part of Aerojet’s sale of its Electronics and Information Systems (“EIS”) business to Northrop in October 2001, the EPA approved a Prospective Purchaser Agreement with Northrop to absolve it of pre-closing liability for contamination caused by the Azusa, California operations, which liability remains with Aerojet. As part of that agreement, the Company agreed to provide a $25 million guarantee of Aerojet’s obligations under the Project Agreement.

As of May 31, 2013, the estimated range of anticipated costs through the term of the Project Agreement for the BPOU site, which expires in 2017, was $28.6 million to $60.0 million and the accrued amount was $28.6 million included as a component of the Company’s environmental reserves. As the Company is unable to reasonably estimate the costs and expenses of this matter after the expiration of the Project Agreement, no reserve has been accrued for this matter for the period after such expiration. Expenditures associated with this matter are partially recoverable. See Note 7(c) below for further discussion on recoverability.

Toledo, Ohio Site

The Company previously manufactured products for the automotive industry at a Toledo, Ohio site, which was adjacent to the Ottawa River. This facility was divested in 1990 and the Company indemnified the buyer for claims and liabilities arising out of certain pre-divestiture environmental matters. In August 2007, the Company, along with numerous other companies, received from the United States Department of Interior Fish and Wildlife Service a notice of a Natural Resource Damage (“NRD”) Assessment Plan for the Ottawa River and Northern Maumee Bay. A group of PRPs, including the Company, was formed to respond to the NRD assessment and to pursue funding from the Great Lakes Legacy Act for primary restoration. The restoration project performed by the group consisted of river dredging and land-filling river sediments with a total project cost in the range of approximately $47 million to $49 million, one half of which was funded through the Great Lakes Legacy Act and the net project costs to the PRP group was estimated at $23.5 million to $24.5 million. The dredging of the river that began in December 2009 has been completed. In February 2011, the parties reached an agreement on allocation. As of May 31, 2013, the estimated range of the Company’s share of anticipated costs for the NRD matter was $0.1 million to $0.5 million. None of the expenditures related to this matter are recoverable. Still unresolved at this time is the actual NRD Assessment itself. Negotiations with the State and Federal Trustees are ongoing.

In 2008, Textileather, the current owner of the former Toledo, Ohio site, filed a lawsuit against the Company claiming, among other things, that the Company failed to indemnify and defend Textileather for certain contractual environmental obligations. A second suit related to past and future RCRA closure costs was filed in late 2009. On May 5, 2010, the District Court granted the Company’s Motion for Summary Judgment, thereby dismissing the claims in the initial action. Textileather appealed to the Sixth

Circuit Court of Appeals. On September 11, 2012, the Court of Appeals affirmed the District Court’s decision with respect to Textileather’s CERCLA cost recovery claims, but reversed the decision to dismiss its breach of contract claims. The case was remanded to the District Court for further proceedings consistent with the opinion of the Court of Appeals. On May 31, 2013, the parties entered into a tentative settlement resolving the dispute for a release for all non-PCB related environmental issues for $4.3 million to be paid in two payments in 2013. The Company has a reserve of $4.8 million for the settlement and PCB related environmental issues as of May 31, 2013.

c. Environmental Reserves and Estimated Recoveries

Environmental Reserves

The Company reviews on a quarterly basis estimated future remediation costs and has an established practice of estimating environmental remediation costs over a fifteen-year period, except for those environmental remediation costs with a specific contractual term. Environmental liabilities at the BPOU site are estimated through the term of the Project Agreement, which expires in 2017. As the period for which estimated environmental remediation costs increases, the reliability of such estimates decreases. These estimates consider the investigative work and analysis of engineers, outside environmental consultants, and the advice of legal staff regarding the status and anticipated results of various administrative and legal proceedings. In most cases, only a range of reasonably possible costs can be estimated. In establishing the Company’s reserves, the most probable estimate is used when determinable; otherwise, the minimum amount is used when no single amount in the range is more probable. Accordingly, such estimates can change as the Company periodically evaluates and revises these estimates as new information becomes available. The Company cannot predict whether new information gained as projects progress will affect the estimated liability accrued. The timing of payment for estimated future environmental costs is influenced by a number of factors such as the regulatory approval process, and the time required to design, construct, and implement the remedy.

A summary of the Company’s environmental reserve activity is shown below:

	Aerojet - Sacramento	Aerojet - BPOU	Other Aerojet Sites	Total Aerojet	Other	Total Environmental Reserve
	(In millions)
November 30, 2012	$140.5	$31.2	$10.8	$182.5	$7.0	$189.5
Adjustments	3.2	(0.3)	(0.7)	2.2	2.9	5.1
Expenditures	(9.1)	(2.3)	(1.4)	(12.8)	(0.3)	(13.1)

May 31, 2013	$134.6	$28.6	$8.7	$171.9	$9.6	$181.5

The effect of the final resolution of environmental matters and the Company’s obligations for environmental remediation and compliance cannot be accurately predicted due to the uncertainty concerning both the amount and timing of future expenditures and due to regulatory or technological changes. The Company continues its efforts to mitigate past and future costs through pursuit of claims for recoveries from insurance coverage and other PRPs and continued investigation of new and more cost effective remediation alternatives and associated technologies.

As part of the acquisition of the Atlantic Research Corporation (“ARC”) propulsion business in 2003, Aerojet entered into an agreement with ARC pursuant to which Aerojet is responsible for up to $20.0 million of costs (“Pre-Close Environmental Costs”) associated with environmental issues that arose prior to Aerojet’s acquisition of the ARC propulsion business. Pursuant to a separate agreement with the U.S. government which was entered into prior to the completion of the ARC acquisition, these costs are recovered through the establishment of prices for Aerojet’s products and services sold to the U.S. government. A summary of the Pre-Close Environmental Costs is shown below (in millions):

Pre-Close Environmental Costs	$20.0
Amount spent through May 31, 2013	(14.9)
Amount included as a component of reserves for environmental remediation costs in the unaudited condensed consolidated balance sheet as of May 31, 2013	(3.5)

Remaining Pre-Close Environmental Costs	$1.6

Estimated Recoveries

On January 12, 1999, Aerojet and the U.S. government implemented the October 1997 Agreement in Principle (“Global Settlement”) resolving certain prior environmental and facility disagreements, with retroactive effect to December 1, 1998. Under the Global Settlement, Aerojet and the U.S. government resolved disagreements about an appropriate cost-sharing ratio with respect to the clean-up costs of the environmental contamination at the Sacramento and the former Azusa sites. The Global Settlement cost-sharing ratio does not have a defined term over which costs will be recovered. Additionally, in conjunction with the sale of the EIS business in

2001, Aerojet entered into an agreement with Northrop (the “Northrop Agreement”) whereby Aerojet is reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement, subject to annual and cumulative limitations. The current annual billing limitation to Northrop is $6.0 million.

Pursuant to the Global Settlement covering environmental costs associated with Aerojet’s Sacramento site and its former Azusa site, prior to the third quarter of fiscal 2010, approximately 12% of such costs related to the Sacramento site and former Azusa site were charged to the unaudited condensed consolidated statements of operations. Subsequent to the third quarter of fiscal 2010, because the Company’s estimated environmental costs reached the reimbursement ceiling under the Northrop Agreement, approximately 37% of such costs will not be reimbursable and were therefore directly charged to the unaudited condensed consolidated statements of operations.

Allowable environmental costs are charged to the Company’s contracts as the costs are incurred. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward-pricing arrangements, the ability of Aerojet to continue recovering these costs from the U.S. government depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business. Annually, the Company evaluates Aerojet’s forecasted business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business as part of its long-term business review.

The Rocketdyne Business acquisition could not be considered in the evaluation of the forecasted business volume under U.S. government contracts and programs prior to June 14, 2013 (the closing date of the Acquisition). Accordingly, since the acquisition of the Rocketdyne Business closed in the third quarter of fiscal 2013, the prospective mix of contracts may affect the actual reimbursement made by the U.S. government. The Company has requested approval from the U. S. government to allocate Global Settlement environmental costs to the newly acquired business. If approval from the U.S. government is received, this change may materially and favorably affect the Company’s results of operations in the period received along with future periods.

Pursuant to the Northrop Agreement, environmental expenditures to be reimbursed are subject to annual limitations and the total reimbursements are limited to a ceiling of $189.7 million. A summary of the Northrop Agreement activity is shown below (in millions):

Total reimbursable costs under the Northrop Agreement	$189.7
Amount reimbursed to the Company through May 31, 2013	(98.2)

Potential future cost reimbursements available(1)	91.5
Long-term receivable from Northrop in excess of the annual limitation included in the unaudited condensed consolidated balance sheet as of May 31, 2013	(69.5)
Amounts recoverable from Northrop in future periods included as a component of recoverable from the U.S. government and other third parties for environmental remediation costs in the unaudited condensed consolidated balance sheet as of May 31, 2013	(22.0)

Potential future recoverable amounts available under the Northrop Agreement	$—

(1)	Includes the short-term receivable from Northrop of $6.0 million as of May 31, 2013.

The Company’s applicable cost estimates reached the cumulative limitation under the Northrop Agreement during the third quarter of fiscal 2010. The Company has expensed $19.4 million of environmental remediation provision adjustments above the cumulative limitation under the Northrop Agreement through May 31, 2013. Accordingly, subsequent to the third quarter of fiscal 2010, the Company has incurred a higher percentage of expense related to additions to the Sacramento site and BPOU site environmental reserve until an arrangement is reached with the U.S. government. While the Company is currently seeking an arrangement with the U.S. government to recover environmental expenditures in excess of the reimbursement ceiling identified in the Northrop Agreement, there can be no assurances that such a recovery will be obtained, or if not obtained, that such unreimbursed environmental expenditures will not have a materially adverse effect on the Company’s operating results, financial condition, and/or cash flows.

Environmental reserves and estimated recoveries impact to unaudited condensed consolidated statements of operations

The expenses associated with adjustments to the environmental reserves are recorded as a component of other expense, net in the unaudited condensed consolidated statements of operations. Summarized financial information for the impact of environmental reserves and recoveries to the unaudited condensed consolidated statements of operations is set forth below:

	Three months ended May 31,		Six months ended May 31,
	2013	2012	2013	2012
	(In millions)
Estimated recoverable amounts under U.S. government contracts	$2.7	$4.4	$1.6	$5.3
Charge to unaudited condensed consolidated statement of operations	4.0	2.0	3.5	2.5

Total environmental reserve additions	$6.7	$6.4	$5.1	$7.8

Note 8. Redeemable Common Stock

The Company inadvertently failed to register with the SEC the issuance of certain of its common shares in its defined contribution 401(k) employee benefit plan (the “Plan”). As a result, certain Plan participants who purchased such securities pursuant to the Plan may have the right to rescind certain of their purchases for consideration equal to the purchase price paid for the securities (or if such security has been sold, to receive consideration with respect to any loss incurred on such sale) plus interest from the date of purchase. As of May 31, 2013 and November 30, 2012, the Company has classified 0.2 million and 0.4 million shares, respectively, as redeemable common stock because the redemption features are not within the control of the Company. The Company may also be subject to civil and other penalties by regulatory authorities as a result of the failure to register these shares. These shares have always been treated as outstanding for financial reporting purposes. In June 2008, the Company filed a registration statement on Form S-8 to register future transactions in the GenCorp Stock Fund in the Plan. During the first half of fiscal 2013 and 2012, the Company recorded ($0.1) million and $0.4 million, respectively, for realized (gains)/losses and interest associated with this matter.

Note 9. Arrangements with Off-Balance Sheet Risk

As of May 31, 2013, arrangements with off-balance sheet risk consisted of:

•

$44.8 million in outstanding commercial letters of credit expiring within the next twelve months, the majority of which may be renewed, primarily to collateralize obligations for environmental remediation and insurance coverage.

•	$39.4 million in outstanding surety bonds to satisfy indemnification obligations for environmental remediation coverage.

•	Up to $120.0 million aggregate in guarantees by GenCorp of Aerojet’s obligations to U.S. government agencies for environmental remediation activities (see Note 7(b) for additional information).

•	Guarantees, joint and several, by the Company’s material domestic subsidiaries of its obligations under its Senior Credit Facility and 7 1/8% Notes.

In addition to the items discussed above, the Company has and will from time to time enter into certain types of contracts that require the Company to indemnify parties against potential third-party and other claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnification to purchasers of its businesses or assets including, for example, claims arising from the operation of the businesses prior to disposition, and liability to investigate and remediate environmental contamination existing prior to disposition; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for claims arising from the use of the applicable premises; and (iii) certain agreements with officers and directors, under which the Company may be required to indemnify such persons for liabilities arising out of their relationship with the Company. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated.

Additionally, the Company issues purchase orders to suppliers for equipment, materials, and supplies in the normal course of business. These purchase commitments are generally for volumes consistent with anticipated requirements to fulfill purchase orders or contracts for product deliveries received, or expected to be received, from customers and would be subject to reimbursement if a cost-plus contract is terminated.

Note 10. Retirement Benefits

Pension Benefits — Effective February 1, 2009 and July 31, 2009, future benefit accruals for non-collective bargaining-unit employees and collective bargaining-unit employees were discontinued, respectively. No employees lost their previously earned pension benefits.

As of the last measurement date at November 30, 2012, the Company’s total defined benefit pension plan assets, total projected benefit obligations, and unfunded pension obligation for the tax-qualified pension plan were approximately $1,243.1 million, $1,717.7 million, and $454.5 million, respectively.

The Company does not expect to make any cash contributions to the tax-qualified defined benefit pension plan until fiscal 2015 or later.

Further, with the Office of Federal Procurement Policy issuance of the final rule harmonizing Cost Accounting Standard (“CAS”) 412, Composition and Measurement of Pension Cost, and CAS 413, Adjustment and Allocation of Pension Cost, with the Pension Protection Act (the “PPA”), the Company will recover portions of any required pension funding through its government contracts. Approximately 84% of the Company’s unfunded pension benefit obligation for its tax-qualified pension plan as of November 30, 2012 is related to its government contracting business segment, Aerojet. Accordingly, the Company believes a significant portion of any future contributions to its tax-qualified defined benefit pension plan would be recoverable through its government contracts.

On July 6, 2012, the Moving Ahead for Progress in the 21st Century Act (“MAP-21”) was signed into law by the U.S. government. MAP-21, in part, provides temporary relief for employers who sponsor defined benefit pension plans related to funding contributions under the Employee Retirement Income Security Act of 1974. Specifically, MAP-21 implemented a 25-year average interest rate corridor around the 24 month interest rate used for purposes of determining minimum funding obligations. This relief is expected to defer cash contributions until fiscal 2015 or later.

The PPA requires underfunded pension plans to improve their funding ratios based on the funded status of the plan as of specified measurement dates through contributions or application of prepayment credits. As of November 30, 2012, the Company has accumulated $32.5 million in prepayment credits as a result of advanced funding.

The funded status of the pension plan is affected by the investment experience of the plan’s assets, by any changes in U.S. law, and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements or other plan experience. Accordingly, if the performance of the Company’s plan assets does not meet the assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law, or if other actuarial assumptions are modified, the contributions to the Company’s underfunded pension plan could be significant in future periods.

Medical and Life Benefits — The Company provides medical and life insurance benefits to certain eligible retired employees, with varied coverage by employee group. Generally, employees hired after January 1, 1997 are not eligible for retiree medical and life insurance benefits. The medical benefit plan provides for cost sharing between the Company and its retirees in the form of retiree contributions, deductibles, and coinsurance. Medical and life benefit obligations are unfunded. Medical and life benefit cash payments for eligible retired Aerojet and GenCorp employees are recoverable under the Company’s U.S. government contracts.

Components of retirement benefit expense are:

	Pension Benefits		Postretirement Benefits
	Three months ended
	May 31, 2013	May 31, 2012	May 31, 2013	May 31, 2012
	(In millions)
Service cost	$1.4	$1.1	$0.1	$0.1
Interest cost on benefit obligation	15.2	18.4	0.6	0.7
Assumed return on plan assets	(24.1)	(24.8)	—	—
Amortization of prior service credits	—	—	(0.2)	—
Recognized net actuarial losses (gains)	23.7	15.5	(0.6)	(0.7)

Retirement benefit expense (income)	$16.2	$10.2	$(0.1)	$0.1

	Pension Benefits		Postretirement Benefits
	Six months ended
	May 31, 2013	May 31, 2012	May 31, 2013	May 31, 2012
	(In millions)
Service cost	$2.7	$2.2	$0.1	$0.1
Interest cost on benefit obligation	30.4	36.8	1.2	1.5
Assumed return on plan assets	(48.2)	(49.6)	—	—
Amortization of prior service credits	—	—	(0.4)	—
Recognized net actuarial losses (gains)	47.3	31.0	(1.1)	(1.5)

Retirement benefit expense (income)	$32.2	$20.4	$(0.2)	$0.1

Note 11. Discontinued Operations

On August 31, 2004, the Company completed the sale of its GDX Automotive (“GDX”) business. On November 30, 2005, the Company completed the sale of the Fine Chemicals business. The remaining subsidiaries after the sale of GDX Automotive, including Snappon SA, and the Fine Chemicals business are classified as discontinued operations. Summarized financial information for discontinued operations is set forth below:

	Three months ended May 31,		Six months ended May 31,
	2013	2012	2013	2012
	(In millions)
Net sales	$—	$—	$—	$—
Income before income taxes	—	0.3	(0.1)	0.3
Income tax (provision) benefit	(0.1)	0.1	0.1	0.1
Net (loss) income from discontinued operations	(0.1)	0.4	—	0.4

Note 12. Operating Segments and Related Disclosures

The Company’s operations are organized into two operating segments based on different products and customer bases: Aerospace and Defense, and Real Estate.

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes.

Customers that represented more than 10% of net sales for the periods presented are as follows:

	Three months ended May 31,		Six months ended May 31,
	2013	2012	2013	2012
Raytheon	42%	37%	43%	36%
Lockheed Martin	31%	32%	31%	30%
United Launch Alliance	12%	*	*	*

*	Less than 10%.

Sales during the three months ended May 31, 2013 directly and indirectly to the U.S. government and its agencies, including sales to the Company’s significant customers discussed above, totaled 95% of net sales. Sales during the six months ended May 31, 2013 directly and indirectly to the U.S. government and its agencies, including sales to the Company’s significant customers discussed above, totaled 96% of net sales. Sales during the three and six months ended May 31, 2012 directly and indirectly to the U.S. government and its agencies, including sales to the Company’s significant customers discussed above, totaled 95% of net sales for both periods. The Standard Missile program, which is included in the U.S. government sales, represented 32% and 23% of net sales for the first half of fiscal 2013 and 2012, respectively.

Selected financial information for each reportable segment is as follows:

	Three months ended May 31,		Six months ended May 31,
	2013	2012	2013	2012
	(In millions)
Net Sales:
Aerospace and Defense	$285.4	$247.7	$527.7	$448.0
Real Estate	1.2	2.2	2.6	3.8

Total Net Sales	$286.6	$249.9	$530.3	$451.8

Segment Performance:
Aerospace and Defense	$36.4	$27.6	$65.6	$52.5
Environmental remediation provision adjustments	(1.2)	(2.3)	(0.6)	(2.8)
Retirement benefit plan expense	(10.8)	(4.7)	(21.5)	(9.4)
Unusual items (see Note 13)	(1.7)	(0.2)	(1.6)	(0.4)

Aerospace and Defense Total	22.7	20.4	41.9	39.9
Real Estate	1.0	0.9	2.0	2.0

Total Segment Performance	$23.7	$21.3	$43.9	$41.9

Reconciliation of segment performance to (loss) income from continuing operations before income taxes:
Segment performance	$23.7	$21.3	$43.9	$41.9
Interest expense	(12.6)	(5.8)	(23.8)	(11.8)
Interest income	0.1	0.1	0.2	0.3
Stock-based compensation expense	(3.1)	(1.3)	(6.3)	(2.2)
Corporate retirement benefit plan expense	(5.3)	(5.6)	(10.5)	(11.1)
Corporate and other	(7.8)	(3.7)	(11.7)	(7.4)
Unusual items (see Note 13)	(4.6)	(0.4)	(10.6)	(0.4)

(Loss) income from continuing operations before income taxes	$(9.6)	$4.6	$(18.8)	$9.3

Note 13. Unusual Items

Total unusual items expense, a component of other expense, net in the unaudited condensed consolidated statements of operations, for the second quarter and first half of fiscal 2013 and 2012 was as follows:

	Three months ended May 31,		Six months ended May 31,
	2013	2012	2013	2012
	(In millions)
Unusual items
Legal related matters	$(0.1)	$0.2	$0.4	$0.4
9 1/2% Senior Subordinated Notes (“9 1/2% Notes”) redemption	—	0.4	—	0.4
Rocketdyne Business acquisition related costs(1)	6.4	—	11.8	—

	$6.3	$0.6	$12.2	$0.8

(1)	Includes a benefit of $4.0 million and $3.6 million for the three and six months ended May 31, 2013, respectively, related to the Company not being required to divest the LDACS program (see Note 14).

During the first quarter of fiscal 2013, the Company recorded a charge of $0.5 million related to a legal settlement.

During the first half of fiscal 2013 and 2012, the Company recorded ($0.1) million and $0.4 million, respectively, for realized (gains) losses and interest associated with the failure to register with the SEC the issuance of certain of the Company’s common shares under the defined contribution 401(k) employee benefit plan.

During the second quarter of fiscal 2012, the Company redeemed $75.0 million of its 9 1/2% Notes at a redemption price of 100% of the principal amount. The redemption resulted in a charge of $0.4 million associated with the write-off of the 9 1/2% Notes deferred financing costs.

The Company incurred expenses of $11.8 million, including internal labor costs of $1.1 million, related to the Rocketdyne Business acquisition in the first half of fiscal 2013.

Note 14. Assets Held for Sale

As of November 30, 2012, the Company classified its LDACS program as assets held for sale, as at that time the Company expected that it would be required to divest the LDACS product line in order to consummate the Acquisition. For operating segment reporting, the LDACS program has been reported as a part of the Aerospace and Defense segment. The components of assets and liabilities held for sale in the unaudited condensed consolidated balance sheet as of November 30, 2012 were as follows:

Accounts receivable	$3.5
Equipment	0.1
Estimated costs to divest	(3.6)

Assets held for sale	$—

Accounts payable	$0.1
Other liabilities	1.0

Liabilities held for sale	$1.1

As of May 31, 2013, the Company believed that it would not be required to divest the LDACS product line in order to consummate the Acquisition based on conversations with the FTC. On June 10, 2013, the FTC announced that it closed its investigation into the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Company was not required to divest its LDACS business. The Company expensed $3.6 million, recorded as part of unusual items, in fiscal 2012 for the estimated costs to divest the LDACS program. The Company recorded a benefit of $3.6 million, as part of unusual items, in the first half of fiscal 2013 as the Company believed that the FTC would not require the divestiture of the LDACS program.

Note 15. Condensed Consolidating Financial Information

The Company is providing condensed consolidating financial information for its domestic subsidiaries that have guaranteed the 7 1/8% Notes, and for those subsidiaries that have not guaranteed the 7 1/8% Notes. These 100% owned subsidiary guarantors have, jointly and severally, fully and unconditionally guaranteed the 7 1/8% Notes subject to release under the following circumstances: (i) to enable the disposition of such property or assets to a party that is not the Company or a subsidiary guarantor to the extent permitted by and consummated in compliance with the indenture; (ii) in case of a subsidiary guarantor that is released from its subsidiary guarantee, the release of the property and assets of such subsidiary guarantor; (iii) as permitted or required by the intercreditor agreement; (iv) with the consent of the holder of at least a majority in principal amount of the outstanding 7 1/8% Notes; or (v) when permitted or required by the indenture. Prior to the consummation of the Acquisition and escrow release date, the 7 1/8% Notes were secured by a first priority security interest in the escrow account and all deposits and investment property therein. Following the consummation of the Acquisition and escrow release date on June 14, 2013, the subsidiary guarantees are a senior secured obligation of each subsidiary guarantor and rank (i) effectively junior to all of existing and future first-priority senior secured debt, including borrowings under the Senior Credit Facility, to the extent of the value of the assets securing such debt; (ii) effectively senior to all of the Company’s existing and future unsecured senior debt; (iii) senior in right of payment to all of the Company’s existing and future subordinated debt; and (iv) structurally subordinated to all existing and future liabilities of non-guarantor subsidiaries.

The Company has not presented separate financial and narrative information for each of the subsidiary guarantors, because it believes that such financial and narrative information would not provide investors with any additional information that would be material in evaluating the sufficiency of the guarantees. Therefore, the following condensed consolidating financial information summarizes the financial position, results of operations, and cash flows for the Company’s guarantor and non-guarantor subsidiaries.

Condensed Consolidating Statements of Operations and Comprehensive (Loss) Income

(Unaudited)

Three Months Ended May 31, 2013 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$279.7	$6.9	$—	$286.6
Cost of sales (exclusive of items shown separately below)	—	249.4	5.2	(0.2)	254.4
Selling, general and administrative	8.3	5.0	0.2	—	13.5
Depreciation and amortization	—	5.0	0.3	—	5.3
Interest expense	12.0	0.6	—	—	12.6
Other, net	12.2	(2.8)	0.8	0.2	10.4

(Loss) income from continuing operations before income taxes	(32.5)	22.5	0.4	—	(9.6)
Income tax (benefit) provision	(5.7)	8.5	(0.7)	—	2.1

(Loss) income from continuing operations	(26.8)	14.0	1.1	—	(11.7)
Loss from discontinued operations	(0.1)	—	—	—	(0.1)

(Loss) income before equity income of subsidiaries	(26.9)	14.0	1.1	—	(11.8)
Equity income of subsidiaries	15.1	—	—	(15.1)	—

Net (loss) income	$(11.8)	$14.0	$1.1	$(15.1)	$(11.8)

Comprehensive income (loss)	$11.1	$30.2	$1.1	$(31.3)	$11.1

Three Months Ended May 31, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$240.2	$9.7	$—	$249.9
Cost of sales (exclusive of items shown separately below)	—	212.4	8.0	(0.1)	220.3
Selling, general and administrative	7.6	3.4	0.2	—	11.2
Depreciation and amortization	—	5.2	0.3	—	5.5
Interest expense	4.9	0.9	—	—	5.8
Other, net	4.0	(2.3)	0.7	0.1	2.5

(Loss) income from continuing operations before income taxes	(16.5)	20.6	0.5	—	4.6
Income tax (benefit) provision	(10.3)	5.1	8.5	—	3.3

(Loss) income from continuing operations	(6.2)	15.5	(8.0)	—	1.3
Income from discontinued operations	0.4	—	—	—	0.4

(Loss) income before equity income of subsidiaries	(5.8)	15.5	(8.0)	—	1.7
Equity income of subsidiaries	7.5	—	—	(7.5)	—

Net income (loss)	$1.7	$15.5	$(8.0)	$(7.5)	$1.7

Comprehensive income (loss)	$16.5	$24.1	$(8.0)	$(16.1)	$16.5

Six Months Ended May 31, 2013 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$517.4	$12.9	$—	$530.3
Cost of sales (exclusive of items shown separately below)	—	462.2	10.0	(0.3)	471.9
Selling, general and administrative	16.6	8.8	0.4	—	25.8
Depreciation and amortization	—	10.9	0.5	—	11.4
Interest expense	22.6	1.2	—	—	23.8
Other, net	22.7	(8.3)	1.5	0.3	16.2

(Loss) income from continuing operations before income taxes	(61.9)	42.6	0.5	—	(18.8)
Income tax (benefit) provision	(12.1)	20.8	(1.7)	—	7.0

(Loss) income from continuing operations	(49.8)	21.8	2.2	—	(25.8)
Income from discontinued operations	—	—	—	—	—

(Loss) income before equity income of subsidiaries	(49.8)	21.8	2.2	—	(25.8)
Equity income of subsidiaries	24.0	—	—	(24.0)	—

Net (loss) income	$(25.8)	$21.8	$2.2	$(24.0)	$(25.8)

Comprehensive income (loss)	$20.0	$54.2	$2.2	$(56.4)	$20.0

Six Months Ended May 31, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$431.9	$19.9	$—	$451.8
Cost of sales (exclusive of items shown separately below)	—	378.6	15.9	(0.3)	394.2
Selling, general and administrative	14.4	6.7	0.4	—	21.5
Depreciation and amortization	—	10.3	0.5	—	10.8
Interest expense	9.9	1.9	—	—	11.8
Other, net	7.8	(5.3)	1.4	0.3	4.2

(Loss) income from continuing operations before income taxes	(32.1)	39.7	1.7	—	9.3
Income tax (benefit) provision	(13.4)	10.1	8.9	—	5.6

(Loss) income from continuing operations	(18.7)	29.6	(7.2)	—	3.7
Income from discontinued operations	0.4	—	—	—	0.4

(Loss) income before equity income of subsidiaries	(18.3)	29.6	(7.2)	—	4.1
Equity income of subsidiaries	22.4	—	—	(22.4)	—

Net (loss) income	$4.1	$29.6	$(7.2)	$(22.4)	$4.1

Comprehensive income (loss)	$33.6	$46.8	$(7.2)	$(39.6)	$33.6

Condensed Consolidating Balance Sheets

May 31, 2013 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$135.9	$—	$—	$(1.3)	$134.6
Restricted cash	10.0	—	—	—	10.0
Accounts receivable	—	139.3	2.7	—	142.0
Inventories	—	52.7	6.5	—	59.2
Recoverable from the U.S. government, Northrop, and other third parties for environmental remediation costs	0.1	28.2	—	—	28.3
Other receivables, prepaid expenses and other	3.0	5.5	0.7	—	9.2
Income taxes	20.1	—	0.5	(18.2)	2.4

Total current assets	169.1	225.7	10.4	(19.5)	385.7
Restricted cash	460.0	—	—	—	460.0
Property, plant and equipment, net	4.6	146.1	5.2	—	155.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	0.7	97.0	—	—	97.7
Goodwill	—	94.9	—	—	94.9
Intercompany receivable	—	299.0	33.4	(332.4)	—
Investments in subsidiaries	203.7	—	—	(203.7)	—
Other noncurrent assets and intangibles, net	29.5	145.8	41.6	—	216.9

Total assets	$867.6	$1,008.5	$90.6	$(555.6)	$1,411.1

Short-term borrowings and current portion of long-term debt	$2.5	$0.3	$—	$—	$2.8
Accounts payable	8.9	64.9	0.9	(1.3)	73.4
Reserves for environmental remediation costs	5.2	36.4	—	—	41.6
Income taxes payable	—	18.3	0.2	(18.2)	0.3
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	44.0	194.4	1.3	—	239.7

Total current liabilities	60.6	314.3	2.4	(19.5)	357.8
Long-term debt	704.0	0.6	—	—	704.6
Reserves for environmental remediation costs	4.4	135.5	—	—	139.9
Pension benefits	66.8	372.3	—	—	439.1
Intercompany payable	332.4	—	—	(332.4)	—
Other noncurrent liabilities	66.3	69.9	0.4	—	136.6

Total liabilities	1,234.5	892.6	2.8	(351.9)	1,778.0
Commitments and contingencies (Note 7)
Redeemable common stock (Note 8)	2.7	—	—	—	2.7
Total shareholders’ (deficit) equity	(369.6)	115.9	87.8	(203.7)	(369.6)

Total liabilities, redeemable common stock, and shareholders’ equity (deficit)	$867.6	$1,008.5	$90.6	$(555.6)	$1,411.1

November 30, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$172.4	$—	$—	$(10.3)	$162.1
Accounts receivable	—	109.7	1.8	—	111.5
Inventories	—	40.5	6.4	—	46.9
Recoverable from the U.S. government, Northrop, and other third parties for environmental remediation costs	0.1	28.2	—	—	28.3
Other receivables, prepaid expenses and other	7.0	9.1	0.7	—	16.8
Income taxes	28.8	—	—	(26.3)	2.5

Total current assets	208.3	187.5	8.9	(36.6)	368.1
Property, plant and equipment, net	4.7	133.8	5.4	—	143.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	0.7	107.2	—	—	107.9
Goodwill	—	94.9	—	—	94.9
Intercompany receivable	—	308.5	30.5	(339.0)	—
Investment in subsidiaries	143.1	—	—	(143.1)	—
Other noncurrent assets and intangibles, net	17.6	146.3	40.6	—	204.5

Total assets	$374.4	$978.2	$85.4	$(518.7)	$919.3

Short-term borrowings and current portion of long-term debt	$2.4	$0.3	$—	$—	$2.7
Accounts payable	3.1	61.8	1.5	(10.3)	56.1
Reserves for environmental remediation costs	3.5	36.0	—	—	39.5
Income taxes payable	—	25.4	0.9	(26.3)	—
Other current liabilities, advance payments on contracts, and postretirement medical and life insurance benefits	28.1	190.6	1.6	—	220.3

Total current liabilities	37.1	314.1	4.0	(36.6)	318.6
Long-term debt	245.3	0.7	—	—	246.0
Reserves for environmental remediation costs	3.6	146.4	—	—	150.0
Pension benefits	70.8	383.7	—	—	454.5
Intercompany payable	339.0	—	—	(339.0)	—
Other noncurrent liabilities	67.4	70.4	1.2	—	139.0

Total liabilities	763.2	915.3	5.2	(375.6)	1,308.1
Commitments and contingencies (Note 7)
Redeemable common stock (Note 8)	3.9	—	—	—	3.9
Total shareholders’ (deficit) equity	(392.7)	62.9	80.2	(143.1)	(392.7)

Total liabilities, redeemable common stock, and shareholders’ equity (deficit)	$374.4	$978.2	$85.4	$(518.7)	$919.3

Condensed Consolidating Statements of Cash Flows

Six Months Ended May 31, 2013 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(5.8)	$12.7	$3.0	$9.0	$18.9
Cash flows from investing activities:
Purchase of restricted cash investment	(470.0)	—	—	—	(470.0)
Capital expenditures	—	(21.6)	(0.1)	—	(21.7)
Purchase of investments	—	(0.5)	—	—	(0.5)

Net cash used in investing activities	(470.0)	(22.1)	(0.1)	—	(492.2)
Cash flows from financing activities:
Proceeds from issuance of debt	460.0	—	—	—	460.0
Repayments on debt	(1.2)	(0.1)	—	—	(1.3)
Debt issuance costs	(13.1)	—	—	—	(13.1)
Net transfers (to) from parent	(6.6)	9.5	(2.9)	—	—
Other financing activities	0.2	—	—	—	0.2

Net cash provided by (used in) financing activities	439.3	9.4	(2.9)	—	445.8

Net (decrease) increase in cash and cash equivalents	(36.5)	—	—	9.0	(27.5)
Cash and cash equivalents at beginning of year	172.4	—	—	(10.3)	162.1

Cash and cash equivalents at end of period	$135.9	$—	$—	$(1.3)	$134.6

Six Months Ended May 31, 2012 (In millions):	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$11.1	$20.7	$0.6	$14.9	$47.3
Cash flows from investing activities:
Capital expenditures	—	(9.2)	(0.1)	—	(9.3)
Other investing activities	—	0.6	—	—	0.6

Net cash used in investing activities	—	(8.6)	(0.1)	—	(8.7)
Cash flows from financing activities:
Repayments on debt	(76.2)	(0.2)	—	—	(76.4)
Debt issuance costs	(0.3)	—	—	—	(0.3)
Net transfers (to) from parent	12.0	(11.5)	(0.5)	—	—
Other financing activities	0.7	(0.4)	—	—	0.3

Net cash used in financing activities	(63.8)	(12.1)	(0.5)	—	(76.4)

Net (decrease) increase in cash and cash equivalents	(52.7)	—	—	14.9	(37.8)
Cash and cash equivalents at beginning of year	204.7	—	—	(16.7)	188.0

Cash and cash equivalents at end of period	$152.0	$—	$—	$(1.8)	$150.2